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                                                                       EXHIBIT 5



                                                                   April 3, 1997


Visual Edge Systems Inc.
2424 North Federal Highway, Suite 100
Boca Raton, FL 33431

                          Re:     Issuance of Shares Pursuant to
                                  Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have acted as counsel to Visual Edge Systems Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form SB-2 (the "Registration Statement") relating to the sale of an aggregate of 2,200,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as follows: (i) 100,000 shares of Common Stock to be sold by certain investors (the "Bridge Investors") who received such shares in a bridge financing consummated by the Company in March 1997; (ii) 25,000 shares of Common Stock to be sold by a former officer of the Company; (iii) 220,000 shares of Common Stock to be offered and sold by certain investors who invested in the Company prior to the Company's initial public offering (the "IPO"); (iv) 100,000 shares of Common Stock underlying certain warrants owned by the Bridge Investors; (v) 260,000 shares of Common Stock underlying certain warrants owned by Whale Securities Co., L.P., the underwriter in the IPO; and (v) 1,495,000 shares of Common Stock underlying the Company's redeemable warrants which were sold in the IPO. The shares of Common Stock referred to above in clauses (i),
(ii) and (iii) are collectively referred to herein as the "Shares," and the shares of Common Stock referred to above in clauses (iv), (v) and (vi) are collectively referred to herein as the "Warrant Shares."

         In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, and such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.
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         Based on the foregoing, we are of the opinion that:

                 1. The Shares have been duly authorized and validly issued by the Company and are fully paid and non-assessable.

                 2. The Warrant Shares have been duly authorized by the Company and, when issued and paid for as described in the Registration Statement, such shares of Common Stock will be duly and validly issued and fully paid and non-assessable.

         We render this opinion as members of the Bar of the State of New York and express no opinion as to any law other than the General Corporation Law of the State of Delaware.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        /s/ Morgan, Lewis & Bockius LLP